BOSTON--(BUSINESS WIRE)--July 8, 2004--SSgA Funds Management, Inc.
 (SSgA FM), announced today that it has officially assumed the investment management of two Fresco-branded exchange-traded funds
 (ETFs)--the Fresco Dow Jones STOXX 50 Fund (NYSE: FEU - News) and the Fresco Dow Jones Euro STOXX 50 Fund (NYSE: FEZ - News).
 The change was approved at a special shareholder meeting in June and became effective July 1, 2004.
The two Funds being transferred from UBS Global Asset Management
 (US) Inc. have accordingly been renamed the streetTRACKS
 STOXX 50 Fund (NYSE: FEU - News) and streetTRACKS
 EuroSTOXX 50 Fund (NYSE: FEZ - News). State Street
 Global Advisors (SSgA) and SSgA FM's U.S.-registered family of exchange-traded funds includes 21 funds with more than $55 billion in assets under management. SSgA FM, Inc. along with other investment management affiliates of State Street Corporation, comprises State Street Global Advisors, the investment management arm of State Street Corporation
 (NYSE:STT - News) and the largest institutional investment manager in the world.